-----------------------------------------

                 FORM 4

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[ ]  CHECK BOX IF NO LONGER SUBJECT TO
     SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE
     INSTRUCTION 1(B).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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
            FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940
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1. NAME AND ADDRESS OF REPORTING |2.   ISSUER NAME AND TICKER OR TRADING          |6. RELATIONSHIP OF REPORTING PERSON
   PERSON*                       |     SYMBOL                                     |   TO ISSUER
                                 |                                                |
   MERKUR      ALAN              |     EQUITY ONE, INC. (NYSE:EQY)                |   (CHECK ALL APPLICABLE)
                                 |                                                |
                                 |                                                |   [ ] DIRECTOR       [ ] 10% OWNER
                                 |                                                |   [X] OFFICER        [ ] OTHER
                                 |                                                |       (GIVE TITLE        (SPECIFY
                                 |                                                |       BELOW)              BELOW)
                                 |                                                |
                                 |                                                |            VICE PRESIDENT
                                 |                                                |
---------------------------------|------------------------------------------------|-------------------------------------------------
   (LAST)    (FIRST)   (MIDDLE)  |3.   IRS OR SOCIAL      |4. STATEMENT FOR       |7.  INDIVIDUAL OR JOINT/GROUP FILING
                                 |     SECURITY NUMBER    |   MONTH/YEAR          |    (CHECK APPLICABLE LINE)
                                 |     OF REPORTING PERSON|                       |
                                 |     (VOLUNTARY)        |                       |
                                 |                        |   JUNE 2002           |
 1696 N.E. MIAMI GARDENS DRIVE   |                        |                       |     [X] FORM FILED BY ONE REPORTING
                                 |                        |                       |         PERSON
-------------------------------- |                        |-----------------------|
           (STREET)              |                        |5. IF AMENDMENT,       |
                                 |                        |   DATE OF             |
NORTH MIAMI BEACH  FLORIDA 33179 |                        |   ORIGINAL            |     [ ] FORM FILED BY MORE THAN ONE
                                 |                        |   (MONTH/YEAR)        |         REPORTING PERSON
---------------------------------|                        |                       |
(CITY)             (STATE) (ZIP) |                        |                       |
                                 |                        |                       |
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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. TITLE OF SECURITY |2. TRANSACTION  |3. TRANSACTION|   4. SECURITIES            |5. AMOUNT OF   |6. OWNERSHIP      |7.  NATURE OF
   (INSTR. 3)        |   DATE         |   CODE       |      ACQUIRED (A)          |   SECURITIES  |   FORM:          |    INDIRECT
                     |   (MONTH/DAY/  |   INSTR. 8)  |      OR DISPOSED           |   BENEFICIALLY|   DIRECT (D)     |    BENEFICIAL
                     |   YEAR)        |              |      OF (D) (INSTR.        |   OWNED AT    |   OR INDIRECT (I)|    OWNERSHIP
                     |                |              |      3, 4, AND 5)          |   END OF      |   (INSTR. 4)     |    (INSTR. 4)
                     |                |              |                            |   MONTH)      |                  |
                     |                |--------------|----------------------------|   (INST. 3,   |                  |
                     |                | CODE  |  V   | AMOUNT   |(A) OR| PRICE    |   AND 4)      |                  |
                     |                |       |      |          | (D)  |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|-------------
Common Stock, par    |    6/11/02     |   M   |      |  43,750  |  A   |$10.00    |     64,150    |        (D)       |
value $0.01 per      |                |       |      |          |      |          |               |                  |
share                |                |       |      |          |      |          |               |                  |
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Common Stock, par    |                |       |      |          |      |          |               |                  |
value $0.01 per      |                |       |      |          |      |          |               |                  |
share (1)            |                |       |      |          |      |          |               |                  |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |                |       |      |          |      |          |               |                  |
value $0.01 per      |                |       |      |          |      |          |               |                  |
share (1)            |                |       |      |          |      |          |               |                  |
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                                                     Page 1
                                                                                                     (Over)(Print or Type Response)
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
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     1.    |    2.    |     3.    |     4.  |       5.    |       6.         |    7.       |   8.   |    9.    |   10.    |   11.
Title of   |Conver-   |Transaction|Trans-   |  Number of  | Date             |Title and    |Price of|Number    |Ownership |Nature of
Derivative |sion or   |Date       |action   |  Derivative | Exercisable      |Amount of    |Deriva- |of Deriva-|Form of   |Indirect
Security   |Exercise  |Month/Day/ |Code     |  Securities | Date (Month      |Underlying   |tive    |tive Secu-|Derivative|Benefi-
(Instr. 3) |Price of  |Year)      |(Instr.  |  Acquired   | Day/Year)        |Securities   |Security|rities    |Security: |cial
           |Derivative|           | 8)      |  (A) or Dis-|                  |(Instr. 3    |(Instr. |Beneficial|Direct    |Owner-
           |Security  |           |         |  posed of   |                  |and 4)       |5)      |ly Owned  |(D) or In-|ship
           |          |           |         |  (D) Instr.3|                  |             |        |at End of |direct (I)|(Instr.
           |          |           |         |  4, and 5)  |                  |             |        |Month     |(Instr. 4)|4)
           |          |           |         |             |                  |             |        |(Instr. 4)|          |
           |          |           |---------|-------------|------------------|-------------|        |          |          |
           |          |           |Code |  V| (A)  |   (D)|  Date  |Expira-  |Title |Amount|        |          |          |
           |          |           |     |   |      |      |  Exer- |tion     |      |  or  |        |          |          |
           |          |           |     |   |      |      | cisable| Date    |      |Number|        |          |          |
           |          |           |     |   |      |      |        |         |      |  of  |        |          |          |
           |          |           |     |   |      |      |        |         |      |Shares|        |          |          |
-----------|----------|-----------|---------|-------------|------------------|-------------|--------|----------|----------|--------
Stock op-  |  $10.00  | 6/11/02   |  M  |   |      |43,750| 3/31/02| 3/31/10 |Common|43,750|        | 131,250  |     D    |
tion (right|          |           |     |   |      |      |        |         |Stock |      |        |          |          |
to buy)    |          |           |     |   |      |      |        |         |      |      |        |          |          |
-----------|----------|-----------|---------|-------------|------------------|-------------|--------|----------|----------|--------
Stock op-  |  $10.00  | 4/01/01   |     |   |43,750|      | 3/31/03|12/31/10 |Common|43,750|        | 131,250  |     D    |
tion (right|          |           |     |   |      |      |        |         |Stock |      |        |          |          |
to buy) (1)|          |           |     |   |      |      |        |         |      |      |        |          |          |
-----------|----------|-----------|---------|-------------|------------------|-------------|--------|----------|----------|--------
Stock op-  |  $10.00  | 4/01/01   |     |   |43,750|      | 3/31/04|12/31/10 |Common|43,750|        | 131,250  |     D    |
tion (right|          |           |     |   |      |      |        |         |Stock |      |        |          |          |
to buy) (1)|          |           |     |   |      |      |        |         |      |      |        |          |          |
-----------|----------|-----------|---------|-------------|------------------|-------------|--------|----------|----------|--------
Stock op-  |  $10.00  | 4/01/01   |     |   |43,750|      | 3/31/05|12/31/10 |Common|43,750|        | 131,250  |     D    |
tion (right|          |           |     |   |      |      |        |         |Stock |      |        |          |          |
to buy) (1)|          |           |     |   |      |      |        |         |      |      |        |          |          |
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Explanation of Responses:

(1)  Represents Mr. Merkur's remaining 2,919 stock options granted under the Equity One, Inc. 1995 Stock Option Plan and 128,331
     stock options under the 2000 Executive Incentive Compensation Plan. Mr. Merkur may exercise his options after the vesting period in whole or in part, in increments of a minimum of 100 shares, at any time, or from time to time until their expiration



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                     /s/ ALAN MERKUR                          JULY 15, 2002
                                                                    -------------------------------     ----------------------------
                                                                    **Signature of Reporting Person               Date
                                                                            Alan Merkur


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

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